Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

July 29, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated May 15, 2016, to the Board of Directors of Memorial Resource Development Corp. (the “Company”), as an Annex to the proxy statement that forms a part of the Amendment No. 2 to Registration Statement on Form S-4 of the Company, as filed by the Company on July 29, 2016 (the “Registration Statement”), relating to the proposed acquisition of the Company by Range Resources Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary – Opinion of Memorial’s Financial Advisors – Opinion of Barclays Capital Inc.,” “The Merger – Background of the Merger”, “The Merger – Memorial’s Reasons for the Merger; Recommendation of the Memorial Board of Directors”, “The Merger – Opinion of Memorial’s Financial Advisors – Opinion of Barclays Capital Inc.” and “The Merger – Certain Prospective Unaudited Financial and Operating Information of Range and Memorial.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Christopher Watson
Name:	Christopher Watson
Title:	Managing Director